UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 15, 2016

McGRAW HILL FINANCIAL, INC.
(Exact Name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	1-1023 (Commission File No.)	13-1026995 (IRS Employer Identification No.)

55 Water Street, New York, New York 10041
(Address of Principal Executive Offices) (Zip Code)
(212) 438-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 15, 2016, McGraw Hill Financial, Inc. (the “Company”) entered into a definitive Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Jefferson Bidco Inc. (the “Purchaser”), an affiliate of XIO Group, a global alternative investments firm headquartered in London, England, pursuant to which the Purchaser has agreed to acquire all the outstanding shares of J.D. Power and Associates (“J.D. Power”), along with other assets dedicated to the J.D. Power business, from the Company (the “Transaction”). The Purchase Agreement provides that the Purchaser will pay an aggregate consideration of approximately $1.1 billion in cash to acquire J.D. Power, subject to working capital and certain other closing adjustments.

Pursuant to the Purchase Agreement, the parties have made customary representations and warranties and agreed to various customary covenants, including, among others, covenants to conduct the business of J.D. Power and its subsidiaries in the ordinary course between the execution of the Purchase Agreement and the consummation of the Transaction and post-closing non-solicitation and non-competition covenants, as well as indemnification provisions for breaches or inaccuracies in such representations and warranties or covenants.

The consummation of the Transaction is subject to customary closing conditions. The Transaction is expected to close in the third quarter of 2016. There are no material relationships between the Company or its affiliates and the Purchaser, other than with respect to the transaction described herein.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number    Description
(99.1)              Press release dated April 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

McGraw Hill Financial, Inc.

/s/ Katherine J. Brennan
By:     Katherine J. Brennan
Senior Vice President, Deputy General Counsel
& Corporate Secretary

Dated: April 20, 2016